Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	May 11, 2018
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192

News Release

JLL Income Property Trust
Announces Q1 2018 Earnings Call

Chicago (May 11, 2018) - JLL Income Property Trust, an institutionally managed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) will hold a public earnings call on Friday, May 18, 2018 at 10:00 AM CDT to review first quarter 2018 operating and financial results. Allan Swaringen, President and CEO of JLL Income Property Trust, and Gregg Falk, Chief Financial Officer will present an overview of recent economic events that directly influence the business of the Company and commercial real estate markets, along with a detailed review of the financial performance and more noteworthy accomplishments of the quarter and year to date.

Date: Friday, May 18, 2018
Time: 10:00 AM CDT
Dial-in Number (Toll Free): 1-877-407-9205
Dial-in Number (International): 201-689-8054
Replay Number (Toll Free): 1-877-481-4010
Replay ID: 27130

The teleconference replay will be available until May 25, 2018 at 10:00 AM CDT. An audio replay will be posted to the Investor Relations section of the JLL Income Property Trust website at www.jllipt.com within 24 hours of the call.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.